EXHIBIT 21.1


                       ROSS SYSTEMS, INC. AND SUBSIDIARIES
                              LIST OF SUBSIDIARIES


           Subsidiary                                 Place of incorporation
           ------------                               ----------------------

       1.  Cardinal Data Corporation                  Massachusetts, USA
       2.  Ross Systems (U.K.) Ltd.                   United Kingdom
       3.  RossData Canada Limited                    Canada
       4.  Ross Computer Software B.V.                The Netherlands
       5.  Ross Systems Nederland B.V.                The Netherlands
       6.  Ross Systems France S.A.                   France
       7.  Ross Systems Europe N.V.                   Belgium
       8.  Pioneer Software, Inc.                     California, USA
       9.  Ross Systems Deutschland GmbH              Germany
      10.  Ross Systems Iberica                       Spain
      11.  Bizware Corporation                        New Jersey, USA
      12.  Ross Software International PTE, Ltd.      Singapore
      13.  Ross Software International (HK), Ltd.     Hong Kong
      14.  Ross Systems Canadian Holdings, Inc.       Delaware
      15.  Hi Point Systems Corporation               Ontario, Canada
      16.  Resynt, Inc.                               Delaware, USA
      17.  Ross Systems Auckland, Limited             Auckland, New Zealand